As filed with the Securities and Exchange Commission on July 29, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Matador Resources Company
(Exact name of registrant as specified in its charter)

Texas (State or Other Jurisdiction of Incorporation or Organization)	27-4662601 (I.R.S. Employer Identification No.)

5400 LBJ Freeway, Suite 1500
Dallas, TX 75240
(Address of Principal Executive Offices, Zip Code)

Matador Resources Company 2019 Long-Term Incentive Plan
Matador Resources Company 2022 Employee Stock Purchase Plan
(Full title of the plans)
Joseph Wm. Foran
Chairman and Chief Executive Officer
Matador Resources Company
5400 LBJ Freeway, Suite 1500
Dallas, TX 75240
(972) 371-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer

Non-accelerated filer		Smaller reporting company

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Matador Resources Company (the “Registrant”) to register (i) 3,725,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Matador Resources Company 2019 Long-Term Incentive Plan (as amended, the “2019 Plan”) and (ii) 4,000,000 shares of Common Stock issuable under the Matador Resources Company 2022 Employee Stock Purchase Plan (the “ESPP”).
The information contained in the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2019 (File No. 333-231989), together with all exhibits filed therewith or incorporated therein by reference, is hereby incorporated by reference pursuant to General Instruction E to Form S-8, and the shares of Common Stock registered hereunder with respect to the 2019 Plan are in addition to the shares of Common Stock registered on such Registration Statement on Form S-8.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.
The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Certain Documents by Reference.
The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
(a)    the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Commission on February 28, 2022;
(b)    the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2022 filed with the Commission on April 29, 2022 and for the fiscal quarter ended June 30, 2022 filed with the Commission on July 29, 2022;
(c)    the Registrant’s Current Reports on Form 8-K filed with the Commission on January 11, 2022; April 4, 2022; and June 16, 2022; and
(d)    the Description of the Registrant’s Securities filed as Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Commission on February 26, 2021, together with any amendment or report filed with the Commission for the purpose of updating such description.
In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The Registrant is incorporated in Texas and governed by the Texas Business Organizations Code (the “TBOC”). Chapter 8 of the TBOC permits a corporation to indemnify a person who was, is or is threatened to be named in a legal proceeding by virtue of such person’s position in the corporation if it is determined that such person: (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest or, in other cases, that his conduct was at least not opposed to the corporation’s best interests and (c) in the case of any criminal proceeding, did not have reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful, in defending on the merits or otherwise, in the defense of the proceeding.
Under certain circumstances, a corporation may also advance expenses to any of the above persons. The TBOC also permits a corporation to purchase and maintain insurance or to make other arrangements on behalf of any of such persons against any liability asserted against and incurred by the person in such capacity, or arising out of the person’s status as such a person, whether or not the corporation would have the powers to indemnify the person against the liability under applicable law.
The Registrant’s amended and restated certificate of formation provides that the Registrant’s directors are not liable to the Registrant or its shareholders for monetary damages for an act or omission in their capacity as a director. A director may, however, be found liable for:

Any breach of the director’s duty of loyalty to the Registrant or its shareholders;
Acts or omissions not in good faith that constitute a breach of the director’s duty to the Registrant;
Acts of omissions that involved intentional misconduct or a knowing violation of law;
Any transaction from which the director receives an improper benefit; or
Acts or omissions for which the liability is expressly provided by an applicable statute.

The Registrant’s amended and restated certificate of formation provides that it will indemnify its directors, and may indemnify its officers, employees and agents, to the fullest extent permitted by applicable Texas law from any expenses, liabilities or other matters. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Registrant under its amended and restated certificate of formation, it is the position of the Commission that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
The Registrant has obtained directors’ and officers’ insurance to cover its directors, officers and employees for certain liabilities.
The Registrant has entered into indemnification agreements with each of its directors and officers. Under these agreements, the Registrant has agreed to indemnify the director or officer who acts on behalf of the Registrant and is made or threatened to be made party to any action or proceeding for expenses, judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with the action or proceeding. The indemnity provisions apply whether the action was instituted by a third party or by the Registrant. Generally, the principal limitation on the Registrant’s obligation to indemnify the director or officer will be if it is determined by a court of law, not subject to further appeal, that indemnification is prohibited by applicable law or the provisions of the indemnification agreement.
The 2019 Plan further provides that all members of the Registrant’s Board of Directors (the “Board”), the committee designated by the Board to administer the 2019 Plan (the “Committee”), each officer of the Registrant and each employee of the Registrant acting on behalf of the Board or the Committee will, to the extent permitted by law, be fully indemnified and protected by the Registrant in respect of any action, determination or interpretation taken or made in good faith with respect to the 2019 Plan to the fullest extent provided by applicable law.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.
Exhibit No.    Exhibit Description
3.1    Amended and Restated Certificate of Formation of Matador Resources Company (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017).
3.2    Certificate of Amendment to the Amended and Restated Certificate of Formation of Matador Resources Company dated April 2, 2015 (incorporated by reference to Exhibit 3.3 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017).
3.3    Certificate of Amendment to the Amended and Restated Certificate of Formation of Matador Resources Company effective June 2, 2017 (incorporated by reference to Exhibit 3.4 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017).
3.4    Amended and Restated Bylaws of Matador Resources Company, as amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on February 22, 2018).
5.1*    Opinion of Gibson, Dunn & Crutcher LLP.

23.1*    Consent of KPMG LLP.

23.2*    Consent of Netherland, Sewell & Associates, Inc.

23.3*    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1*    Power of Attorney (included on the signature page of this Registration Statement).

99.1    Matador Resources Company 2019 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed on June 6, 2019).

99.2     First Amendment to the Matador Resources Company 2019 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on June 16, 2022).

99.3    Matador Resources Company 2022 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on June 16, 2022).

107.1*    Filing Fee Table.
____________
*Filed herewith.

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 29, 2022.

MATADOR RESOURCES COMPANY

By:	/s/ Joseph Wm. Foran
Name:	Joseph Wm. Foran
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Joseph Wm. Foran, Michael D. Frenzel and Craig N. Adams, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date
/s/ Joseph Wm. Foran Joseph Wm. Foran	Chairman and Chief Executive Officer (Principal Executive Officer)	July 29, 2022
/s/ Michael D. Frenzel Michael D. Frenzel	Senior Vice President and Treasurer (Principal Financial Officer)	July 29, 2022
/s/ Robert T. Macalik Robert T. Macalik	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 29, 2022
/s/ Reynald A. Baribault Reynald A. Baribault	Director	July 29, 2022
/s/ R. Gaines Baty R. Gaines Baty	Director	July 29, 2022
/s/ William M. Byerley William M. Byerley	Director	July 29, 2022
/s/ Monika U. Ehrman Monika U. Ehrman	Director	July 29, 2022
/s/ Julia P. Forrester Roger Julia P. Forrester Rogers	Director	July 29, 2022
/s/ James M. Howard James M. Howard	Director	July 29, 2022
/s/ Timothy E. Parker Timothy E. Parker	Director	July 29, 2022
/s/ Kenneth L. Stewart Kenneth L. Stewart	Director	July 29, 2022